SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 22, 2016

 BANKFINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois (Address of Principal Executive Offices)		60527
		(Zip Code)
Registrant’s telephone number, including area code: (800) 894-6900
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
On June 22, 2016, BankFinancial Corporation (the “Company”) completed the sale of three performing loans to a single borrower with a total carrying value of $16.2 million.  Although the loans are well-secured and are currently supported by adequate cash flow, the Company decided that it was in its long term best interests to exit the relationship now due to possible future events that could increase the risk of default and result in significant legal expenses and an extended resolution period.  The loan sale is expected to result in a second quarter 2016 after-tax reduction to earnings of approximately $875,000.  The loans were previously discussed in the “Nonperforming Assets” section of the Company’s Quarterly Report on Form 10-Q for the third quarter of 2015 (SEC Accession No. 0001303942-15-000063).  Additional details will be provided in the Quarterly Report on Form 10-Q that the Company will be filing for the second quarter of 2016.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANKFINANCIAL CORPORATION
Dated:	June 24, 2016	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President